Exhibit 99.1

Barnes & Noble Education Reports Third Quarter Fiscal Year 2020 Financial Results

Continues to Enhance and Scale Bartleby Suite of Services,
Pivot to Digital Courseware Delivery Gains Momentum

Significant Cost Reduction Plan to Align with Revenue Trends and Ongoing Digital Investments
March 3, 2020, Basking Ridge, NJ-Barnes & Noble Education, Inc. (NYSE: BNED), a leading solutions provider for the education industry, today reported sales and earnings for the third quarter of fiscal year 2020, which ended on January 25, 2020.
Financial highlights for the third quarter 2020:
Consolidated third quarter sales of $502.3 million decreased 8.3%, as compared to the prior year period; year to date consolidated sales of $1,594.2 million decreased 6.2%, as compared to the prior year period.

•
Consolidated third quarter GAAP net loss of $(1.7) million, compared to net income of $0.8 million in the prior year period; year to date GAAP net income of $2.1 million, compared to $21.8 million in the prior year period.

•
Consolidated third quarter non-GAAP Adjusted Earnings of $(0.7) million, compared to $3.3 million in the prior year period; year to date non-GAAP Adjusted Earnings of $7.0 million, compared to $24.9 million in the prior year period.

•
Consolidated third quarter non-GAAP Adjusted EBITDA of $13.4 million, compared to $22.2 million in the prior year period; year to date non-GAAP Adjusted EBITDA of $62.8 million, compared to $85.3 million in the prior year period.

Operational highlights for the third quarter 2020:
Gained approximately 50,000 and 150,000 subscribers for the bartleby® suite of services in the Spring Rush period and fiscal 2020 year to date, respectively, including the month of February.

•
Continued to grow BNC First Day® and BNC First Day Complete inclusive access programs, with revenue increasing 99% fiscal 2020 year to date. Market acceptance of BNC First Day Complete gaining rapid momentum.

•	Contracted for substantial new business wins as a result of the Company’s sales and marketing execution, including growing market acceptance of new high-value client offerings.

•	Continued progress made in the development of the Company’s next generation e-commerce platform, which is launching in fiscal year 2021 to deliver increased high-margin general merchandise sales.

•
Significant progress in ongoing rollout of BNC Adoption & Insights Portal (AIP), an innovative platform that provides enhanced support for faculty and academic leadership to research, submit and monitor course material selections, further driving affordability and student success.

Cost Reduction Program
The Company announced today that it is implementing a significant cost reduction program designed to streamline operations, maximize productivity and drive profitability. Certain elements of this plan have recently been implemented, while other actions are planned for fiscal year 2021, which begins in May 2020. BNED anticipates meaningful annualized cost savings from this program, the majority of which are expected to be realized beginning in fiscal year 2021. As a result of the personnel and related elements of this program, BNED expects to recognize a restructuring charge of $10 million to $15 million during the fourth quarter of fiscal year 2020.

“Our third quarter results continue to reflect the higher education industry’s rapid evolution to digital courseware solutions. While this pivot presents many challenges, we are focused on the significant opportunities such profound change gives us, as our campus partners actively rely on us to navigate this rapidly changing landscape,” said Michael P. Huseby, Chief Executive Officer and Chairman, BNED. “BNED has a clear strategy in place, and we expect the recent actions we have taken to realign our management team and reduce our cost structure to mitigate the impact from revenue downtrends, as we pivot to digital courseware delivery more rapidly. We have moved beyond the proof of concept phase for each of our key strategic initiatives and now need to accelerate their execution. We are establishing real momentum for our key stabilization and growth initiatives, as is evident in the growth of our bartleby and First Day products. As previously disclosed, our Board engaged an independent financial advisor to assist in a review of strategic opportunities to accelerate the execution of strategic initiatives and enhance value for BNED shareholders. We look forward to keeping you apprised of our continued progress as we execute on our strategic initiatives to enhance value for both customers and shareholders.”

Third Quarter 2020 and Year to Date Results
Results for the 13 and 39 weeks of fiscal 2020 and fiscal 2019 are as follows:

$ in millions	13 and 39 Weeks Selected Data (unaudited)
	13 Weeks	13 Weeks	39 Weeks	39 Weeks
	Q3 2020	Q3 2019	2020	2019
Total Sales	$502.3	$548.0	$1,594.2	$1,700.3
Net (Loss) Income	$(1.7)	$0.8	$2.1	$21.8

Non-GAAP(1)
Adjusted EBITDA	$13.4	$22.2	$62.8	$85.3
Adjusted Earnings	$(0.7)	$3.3	$7.0	$24.9
(1) These non-GAAP financial measures have been reconciled in the attached schedules to the most directly comparable GAAP measures as required under SEC rules regarding the use of non-GAAP financial measures.

The Company has three reportable segments: Retail, Wholesale and Digital Student Solutions (DSS). Unallocated shared-service costs, which include various corporate level expenses and other governance functions, continue to be presented as Corporate Services. All material intercompany accounts and transactions have been eliminated in consolidation.

Retail Segment Results

Retail sales in the third quarter decreased by $40.1 million, or 8.1%, as compared to the prior year period. Comparable store sales in the Retail segment decreased 7.3% for the quarter representing approximately $34.4 million in revenue. Consistent with prior years, the Spring Rush period extended beyond the quarter due to later school openings and the continued pattern of students buying course materials later in the semester. Factoring in the fiscal month of February, comparable store sales at BNC decreased 5.7% on a year to date basis.

Retail non-GAAP Adjusted EBITDA for the quarter decreased by $2.3 million to $8.1 million, as compared to $10.5 million in the prior year period. The decrease is primarily due to lower textbook sales, partially offset by increased margin rates that benefitted from fewer markdowns and a greater mix of high-margin general merchandise sales, as well as lower selling and administrative expenses.

Wholesale Segment Results

Wholesale total sales of $67.0 million for the quarter decreased by $11.5 million, or 14.7%, as compared to $78.5 million in the prior year period. The decrease is primarily due to the shift from physical textbooks to digital products, resulting in a decrease in customer demand.

Wholesale non-GAAP Adjusted EBITDA for the quarter was $9.9 million, as compared to $17.5 million in the prior year period. This decrease was primarily driven by lower sales and lower gross margins, partially offset by lower selling and administrative expenses.

DSS Segment Results

DSS sales of $6.4 million for the quarter increased by $1.2 million, or 22.9%, as compared to $5.2 million in the prior year period. The increase is primarily due to an increase in sales of bartleby subscriptions. DSS non-GAAP Adjusted EBITDA was $1.2 million for the quarter, as compared to $1.5 million in the prior year period. The decrease is primarily due to investments in the development, marketing and selling of bartleby.

For the Spring Rush period, including the fiscal month of February, bartleby gained approximately 50,000 gross subscribers, driven by in-store sales as well as increased customer acquisition through search engine optimization (SEO).

Other

Expenses for Corporate Services, which includes unallocated shared-service costs, such as various corporate level expenses and other governance functions, decreased by $1.0 million, or 16.8%, to $5.2 million for the quarter, as compared to $6.2 million in the prior period.

Intercompany gross margin eliminations of $(0.8) million reflected in Adjusted EBITDA, compared to $(1.0) million in the prior year period, are lower due to a decrease in inter-segment sales from Wholesale to Retail.

Outlook
For fiscal year 2020, the Company expects consolidated Adjusted EBITDA to be between $80 million to $85 million. Capital expenditures are now expected to be in a range of $35 million to $45 million. The Company expects free cash flow to be between $30 million to $40 million, as compared to $39.7 million in fiscal year 2019. The Company defines free cash flow as Adjusted EBITDA less capital expenditures, cash interest and cash taxes.

Conference Call
A conference call with Barnes & Noble Education, Inc. senior management will be webcast at 10:00 a.m. Eastern Time on Tuesday, March 3, 2020 and can be accessed at the Barnes & Noble Education corporate website at investor.bned.com or www.bned.com.

Barnes & Noble Education expects to report fiscal 2020 fourth quarter results on or about June 25, 2020.

EXPLANATORY NOTE

We have three reportable segments: Retail, Wholesale and DSS as follows:

•
The Retail Segment operates 1,436 college, university, and K-12 school bookstores, comprised of 772 physical bookstores and 664 virtual bookstores. Our bookstores typically operate under agreements with the college, university, or K-12 schools to be the official bookstore and the exclusive seller of course materials and supplies, including physical and digital products. The majority of the physical campus bookstores have school-branded e-commerce sites which we operate and which offer students access to affordable course materials and affinity products, including emblematic apparel and gifts. The Retail Segment also offers inclusive access programs, in which course materials, including e-content, are offered at a reduced price through a course materials fee, and delivered to students on or before the first day of class. Additionally, the Retail Segment offers a suite of digital content and services to colleges and universities, including a variety of open educational resource-based courseware.

•
The Wholesale Segment is comprised of our wholesale textbook business and is one of the largest textbook wholesalers in the country. The Wholesale Segment centrally sources, sells, and distributes new and used textbooks to approximately 3,500 physical bookstores (including our Retail Segment's 772 physical bookstores) and sources and distributes new and used textbooks to our 664 virtual bookstores. Additionally, the Wholesale Segment sells hardware and a software suite of applications that provides inventory management and point-of-sale solutions to approximately 400 college bookstores.

•
The Digital Student Solutions ("DSS") Segment includes direct-to-student products and services to assist students to study more effectively and improve academic performance. The DSS Segment is comprised of the operations of Student Brands, LLC, a leading direct-to-student subscription-based writing services business, and bartleby®, a direct-to-student subscription-based offering providing textbook solutions, expert questions and answers, tutoring and test prep services.

Corporate Services represents unallocated shared-service costs which include corporate level expenses and other governance functions, including executive functions, such as accounting, legal, treasury, information technology, and human resources.
All material intercompany accounts and transactions have been eliminated in consolidation.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	13 weeks ended		39 weeks ended
	January 25, 2020	January 26, 2019	January 25, 2020	January 26, 2019
Sales:
Product sales and other	$453,678	$491,989	$1,474,448	$1,566,007
Rental income	48,614	56,019	119,729	134,251
Total sales	502,292	548,008	1,594,177	1,700,258
Cost of sales: (a)
Product and other cost of sales	354,999	381,953	1,146,400	1,209,676
Rental cost of sales	28,758	33,102	70,635	80,259
Total cost of sales	383,757	415,055	1,217,035	1,289,935
Gross profit	118,535	132,953	377,142	410,323
Selling and administrative expenses	106,184	110,941	317,279	325,408
Depreciation and amortization expense	15,117	16,374	46,542	49,333
Impairment loss (non-cash) (a)	—	—	433	—
Restructuring and other charges (a)	205	2,500	3,240	2,500
Transaction costs (a)	—	117	—	654
Operating (loss) income	(2,971)	3,021	9,648	32,428
Interest expense, net	1,904	2,546	5,882	7,904
(Loss) income before income taxes	(4,875)	475	3,766	24,524
Income tax (benefit) expense	(3,182)	(294)	1,683	2,680
Net (loss) income	$(1,693)	$769	$2,083	$21,844

(Loss) Income per common share:
Basic	$(0.04)	$0.02	$0.04	$0.46
Diluted	$(0.04)	$0.02	$0.04	$0.46
Weighted average common shares outstanding:
Basic	48,298	47,561	47,911	47,220
Diluted	48,298	47,937	48,767	47,772

(a) For additional information, see Note (a) - (d) in the Non-GAAP disclosure information of this Press Release.

	13 weeks ended		39 weeks ended
	January 25, 2020	January 26, 2019	January 25, 2020	January 26, 2019
Percentage of sales:
Sales:
Product sales and other	90.3%	89.8%	92.5%	92.1%
Rental income	9.7%	10.2%	7.5%	7.9%
Total sales	100.0%	100.0%	100.0%	100.0%
Cost of sales:
Product and other cost of sales (a)	78.2%	77.6%	77.8%	77.2%
Rental cost of sales (a)	59.2%	59.1%	59.0%	59.8%
Total cost of sales	76.4%	75.7%	76.3%	75.9%
Gross profit	23.6%	24.3%	23.7%	24.1%
Selling and administrative expenses	21.1%	20.2%	19.9%	19.1%
Depreciation and amortization expense	3.0%	3.0%	2.9%	2.9%
Impairment loss (non-cash)	—%	—%	—%	—%
Restructuring and other charges	—%	0.5%	0.2%	0.1%
Transaction costs	—%	—%	—%	—%
Operating (loss) income	(0.5)%	0.6%	0.7%	2.0%
Interest expense, net	0.4%	0.5%	0.4%	0.5%
(Loss) income before income taxes	(0.9)%	0.1%	0.3%	1.5%
Income tax (benefit) expense	(0.6)%	(0.1)%	0.1%	0.2%
Net (loss) income	(0.3)%	0.2%	0.2%	1.3%

(a) Represents the percentage these costs bear to the related sales, instead of total sales.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except per share data)
 (Unaudited)

	January 25, 2020	January 26, 2019
ASSETS
Current assets:
Cash and cash equivalents	$9,798	$22,049
Receivables, net	238,045	231,106
Merchandise inventories, net	530,260	579,582
Textbook rental inventories	48,474	50,577
Prepaid expenses and other current assets	24,617	20,691
Total current assets	851,194	904,005
Property and equipment, net	101,055	109,414
Operating lease right-of-use assets (a)	251,743	—
Intangible assets, net	179,596	208,439
Goodwill	4,700	53,982
Deferred tax assets, net	2,647	—
Other noncurrent assets	37,169	40,216
Total assets	$1,428,104	$1,316,056
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$389,050	$464,933
Accrued liabilities	193,705	219,713
Current operating lease liabilities (a)	102,247	—
Total current liabilities	685,002	684,646
Long-term deferred taxes, net	—	7,991
Long-term operating lease liabilities (a)	169,227	—
Other long-term liabilities	50,529	58,632
Long-term borrowings	65,900	70,100
Total liabilities	970,658	821,369
Commitments and contingencies	—	—
Stockholders' equity:
Preferred stock, $0.01 par value; authorized, 5,000 shares; issued and outstanding, none	—	—
Common stock, $0.01 par value; authorized, 200,000 shares; issued, 52,139 and 51,026 shares, respectively; outstanding, 48,297 and 47,561 shares, respectively	521	511
Additional paid-in-capital	732,320	724,164
Accumulated deficit	(242,494)	(198,359)
Treasury stock, at cost	(32,901)	(31,629)
Total stockholders' equity	457,446	494,687
Total liabilities and stockholders' equity	$1,428,104	$1,316,056

(a) We adopted ASC 842 Leases accounting guidance effective April 28, 2019 which requires that we recognize a right-of-use asset and lease liability for leases with a term greater than twelve months.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Sales Information
(Unaudited)

Total Sales
The components of the sales variances for the 13 and 39 weeks period are as follows:

Dollars in millions	13 weeks ended		39 weeks ended
	January 25, 2020	January 26, 2019	January 25, 2020	January 26, 2019
Retail Sales
New stores (a)	$16.3	$18.4	$61.9	$48.3
Closed stores (a)	(18.1)	(23.1)	(50.8)	(71.7)
Comparable stores (b)	(37.9)	(44.7)	(99.0)	(101.2)
Textbook rental deferral	0.7	4.9	3.0	8.5
Service revenue (c)	(1.4)	(1.3)	(3.9)	(1.1)
Other (d)	0.3	(3.7)	(5.9)	(2.9)
Retail Sales subtotal:	$(40.1)	$(49.5)	$(94.7)	$(120.1)
Wholesale Sales:	$(11.5)	$(15.3)	$(29.8)	$(23.4)
DSS Sales	$1.2	$(0.3)	$1.2	$5.8
Eliminations (e)	$4.7	$9.7	$17.2	$(8.2)
Total sales variance	$(45.7)	$(55.4)	$(106.1)	$(145.9)

(a)	The following is a store count summary for physical stores and virtual stores:

	13 weeks ended				39 weeks ended
	January 25, 2020		January 26, 2019		January 25, 2020		January 26, 2019
Number of Stores:	Physical Stores	Virtual Stores	Physical Stores	Virtual Stores	Physical Stores	Virtual Stores	Physical Stores	Virtual Stores
Number of stores at beginning of period	772	664	773	677	772	676	768	676
Stores opened	5	7	1	6	45	62	35	32
Stores closed	5	7	1	3	45	74	30	28
Number of stores at end of period	772	664	773	680	772	664	773	680

(b)	For Comparable Store Sales details, see below.

(c)	Service revenue includes brand partnerships, shipping and handling, digital content, software, services, and revenue from other programs.

(d)	Other includes inventory liquidation sales to third parties, marketplace sales and certain accounting adjusting items related to return reserves, and other deferred items.

(e)	Eliminates Wholesale sales and service fees to Retail and Retail commissions earned from Wholesale.

Comparable Sales - Retail Segment

Comparable store sales variances by category for the 13 and 39 week periods are as follows:

Dollars in millions	13 weeks ended				39 weeks ended
	January 25, 2020		January 26, 2019		January 25, 2020		January 26, 2019
Textbooks (Course Materials)	$(31.2)	(9.3)%	$(44.1)	(11.7)%	$(85.2)	(8.3)%	$(98.9)	(8.8)%
General Merchandise	(0.9)	(0.7)%	1.9	1.6%	4.7	1.1%	6.3	1.5%
Trade Books	(2.3)	(20.2)%	(0.5)	(4.4)%	(4.9)	(14.7)%	(2.6)	(7.3)%
Total Comparable Store Sales	$(34.4)	(7.3)%	$(42.7)	(8.3)%	$(85.4)	(5.7)%	$(95.2)	(6.0)%

Comparable store sales includes sales from physical stores that have been open for an entire fiscal year period and virtual store sales for the period, does not include sales from closed stores for all periods presented, and digital agency sales are included on a gross basis. We believe the current comparable store sales calculation method reflects the manner in which management views comparable sales, as well as the seasonal nature of our business.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Consolidated Non-GAAP Information
(In thousands)
(Unaudited)

Adjusted Earnings	13 weeks ended		39 weeks ended
	January 25, 2020	January 26, 2019	January 25, 2020	January 26, 2019
Net (loss) income	$(1,693)	$769	$2,083	$21,844
Reconciling items, after-tax (below)	945	2,539	4,928	3,085
Adjusted Earnings (Non-GAAP)	$(748)	$3,308	$7,011	$24,929

Reconciling items, pre-tax
Impairment loss (non-cash) (a)	$—	$—	$433	$—
Content amortization (non-cash) (b)	1,064	212	2,973	360
Restructuring and other charges (c)	205	2,500	3,240	2,500
Transaction costs (d)	—	117	—	654
Reconciling items, pre-tax	1,269	2,829	6,646	3,514
Less: Pro forma income tax impact (e)	324	290	1,718	429
Reconciling items, after-tax	$945	$2,539	$4,928	$3,085

Adjusted EBITDA	13 weeks ended		39 weeks ended
	January 25, 2020	January 26, 2019	January 25, 2020	January 26, 2019
Net (loss) income	$(1,693)	$769	$2,083	$21,844
Add:
Depreciation and amortization expense	15,117	16,374	46,542	49,333
Interest expense, net	1,904	2,546	5,882	7,904
Income tax (benefit) expense	(3,182)	(294)	1,683	2,680
Impairment loss (non-cash) (a)	—	—	433	—
Content amortization (non-cash) (b)	1,064	212	2,973	360
Restructuring and other charges (c)	205	2,500	3,240	2,500
Transaction costs (d)	—	117	—	654
Adjusted EBITDA (Non-GAAP)	$13,415	$22,224	$62,836	$85,275

(a) During the 39 weeks ended January 25, 2020, we recognized an impairment loss (non-cash) of $433 in the Retail Segment related to net capitalized development costs for a project which are not recoverable.

(b) Represents amortization of content development costs (non-cash) recorded in cost of goods sold in the consolidated financial statements.

(c) During the 39 weeks ended January 25, 2020, we recognized restructuring and other charges totaling $3,240, comprised primarily of severance and other employee termination and benefit costs associated with several management changes and the elimination of various positions as part of cost reduction objectives, and professional service costs for restructuring, process improvements, and shareholder activist activities.

(d) Transaction costs are costs incurred for business development and acquisitions.

(e) Represents the income tax effects of the non-GAAP items.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Consolidated Non-GAAP Information
(In thousands)
(Unaudited)

Free Cash Flow (non-GAAP)	13 weeks ended		39 weeks ended
	January 25, 2020	January 26, 2019	January 25, 2020	January 26, 2019
Adjusted EBITDA (non-GAAP)	$13,415	$22,224	$62,836	$85,275
Less:
Capital expenditures (a)	7,586	8,559	26,841	31,711
Cash interest paid	1,282	1,824	5,311	7,009
Cash taxes (refund) paid	1,915	4,367	(3,962)	7,016
Free Cash Flow (non-GAAP)	$2,632	$7,474	$34,646	$39,539

(a) Purchases of property and equipment are also referred to as capital expenditures. Our investing activities consist principally of capital expenditures for contractual capital investments associated with renewing existing contracts, new store construction, digital initiatives and enhancements to internal systems and our website. The following table provides the components of total purchases of property and equipment:

Capital Expenditures	13 weeks ended		39 weeks ended
	January 25, 2020	January 26, 2019	January 25, 2020	January 26, 2019
Physical store capital expenditures	$3,005	$1,590	$11,122	$14,113
Product and system development	3,224	4,686	10,668	9,896
Content development costs	989	1,801	3,222	6,026
Other	368	482	1,829	1,676
Total Capital Expenditures	$7,586	$8,559	$26,841	$31,711

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Segment Information
(In thousands, except percentages)
(Unaudited)

Segment Information (a)	13 weeks ended		39 weeks ended
	January 25, 2020	January 26, 2019	January 25, 2020	January 26, 2019
Sales
Retail	$457,988	$498,146	$1,474,413	$1,569,137
Wholesale	66,996	78,508	179,515	209,282
DSS	6,435	5,237	17,024	15,848
Eliminations	(29,127)	(33,883)	(76,775)	(94,009)
Total	$502,292	$548,008	$1,594,177	$1,700,258

Gross profit
Retail (b)	$100,000	$106,375	$323,473	$341,745
Wholesale	14,235	22,739	41,688	56,559
DSS (b)	6,137	5,050	16,207	15,393
Eliminations	(773)	(999)	(1,253)	(3,014)
Total	$119,599	$133,165	$380,115	$410,683

Selling and administrative expenses
Retail	$91,860	$95,895	$274,253	$281,725
Wholesale	4,312	5,281	13,664	16,284
DSS	4,987	3,575	13,715	9,741
Corporate Services	5,154	6,197	15,829	17,706
Eliminations	(129)	(7)	(182)	(48)
Total	$106,184	$110,941	$317,279	$325,408

Adjusted EBITDA (Non-GAAP) (c)
Retail	$8,140	$10,480	$49,220	$60,020
Wholesale	9,923	17,458	28,024	40,275
DSS	1,150	1,475	2,492	5,652
Corporate Services	(5,154)	(6,197)	(15,829)	(17,706)
Eliminations	(644)	(992)	(1,071)	(2,966)
Total	$13,415	$22,224	$62,836	$85,275

(a) See Explanatory Note in this Press Release for Segment descriptions.

(b) For the 13 and 39 weeks ended January 25, 2020, the Retail Segment gross margin excludes $210 and $604, respectively, of amortization expense (non-cash) related to content development costs. For the 13 and 39 weeks ended January 25, 2020, the DSS Segment gross margin excludes $854 and $2,369, respectively, of amortization expense (non-cash) related to content development costs.

For the 13 and 39 weeks ended January 26, 2019, the Retail Segment gross margin excludes $131 and $279, respectively, of amortization expense (non-cash) related to content development costs. For both the 13 and 39 weeks ended January 26, 2019, the DSS Segment gross margin excludes $81 of amortization expense (non-cash) related to content development costs.

(c) For additional information, see "Use of Non-GAAP Financial Information" in the Non-GAAP disclosure information of this Press Release.

Percentage of Segment Sales	13 weeks ended		39 weeks ended
	January 25, 2020	January 26, 2019	January 25, 2020	January 26, 2019
Gross margin
Retail	21.8%	21.4%	21.9%	21.8%
Wholesale	21.2%	29.0%	23.2%	27.0%
DSS	95.4%	96.4%	95.2%	97.1%
Elimination	2.7%	2.9%	1.6%	3.2%
Total gross margin	23.8%	24.3%	23.8%	24.2%

Selling and administrative expenses
Retail	20.1%	19.3%	18.6%	18.0%
Wholesale	6.4%	6.7%	7.6%	7.8%
DSS	77.5%	68.3%	80.6%	61.5%
Corporate Services	N/A	N/A	N/A	N/A
Elimination	N/A	N/A	N/A	N/A
Total selling and administrative expenses	21.1%	20.2%	19.9%	19.1%

Use of Non-GAAP Financial Information - Adjusted Earnings, Adjusted EBITDA and Free Cash Flow

To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), in the Press Release attached hereto as Exhibit 99.1, the Company uses the non-GAAP financial measures of Adjusted Earnings (defined as net income adjusted for certain reconciling items), Adjusted EBITDA (defined by the Company as earnings before interest, taxes, depreciation and amortization, as adjusted for additional items subtracted from or added to net income) and Free Cash Flow (defined by the Company as Adjusted EBITDA less capital expenditures, cash interest and cash taxes).

These non-GAAP financial measures are not intended as substitutes for and should not be considered superior to measures of financial performance prepared in accordance with GAAP. In addition, the Company's use of these non-GAAP financial measures may be different from similarly named measures used by other companies, limiting their usefulness for comparison purposes.

The Company's management reviews these non-GAAP financial measures as internal measures to evaluate the Company's performance and manage the Company's operations. The Company's management believes that these measures are useful performance measures which are used by the Company to facilitate a comparison of on-going operating performance on a consistent basis from period-to-period. The Company's management believes that these non-GAAP financial measures provide for a more complete understanding of factors and trends affecting the Company's business than measures under GAAP can provide alone, as it excludes certain items that do not reflect the ordinary earnings of its operations. The Company's Board of Directors and management also use Adjusted EBITDA as one of the primary methods for planning and forecasting overall expected performance, for evaluating on a quarterly and annual basis actual results against such expectations, and as a measure for performance incentive plans. The Company's management believes that the inclusion of Adjusted EBITDA and Adjusted Earnings results provides investors useful and important information regarding the Company's operating results. The Company believes that Free Cash Flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements and assists investors in their understanding of the Company’s operating profitability and liquidity as the Company manages to the business to maximize margin and cashflow.

The non-GAAP measures included in the Press Release attached hereto as Exhibit 99.1 has been reconciled to the comparable GAAP measures as required under Securities and Exchange Commission (the “SEC”) rules regarding the use of non-GAAP financial measures. All of the items included in the reconciliations below are either (i) non-cash items or (ii) items that management does not consider in assessing the Company's on-going operating performance. The Company urges investors to carefully review the GAAP financial information included as part of the Company’s Form 10-K dated April 27, 2019 filed with the SEC on June 25, 2019, which includes consolidated financial statements for each of the three years for the period ended April 27, 2019 (Fiscal 2019, Fiscal 2018, and Fiscal 2017), the Company's Quarterly Report on Form 10-Q for the period ended July 28, 2018 filed with the SEC on August 27, 2019, and the Company's Quarterly Report on Form 10-Q for the period ended October 26, 2019 filed with the SEC on December 4, 2019.

ABOUT BARNES & NOBLE EDUCATION, INC.
Barnes & Noble Education, Inc. (NYSE: BNED) is a leading solutions provider for the education industry, driving affordability, access and achievement at hundreds of academic institutions nationwide and ensuring millions of students are equipped for success in the classroom and beyond. Through its family of brands, BNED offers campus retail services and academic solutions, a digital direct-to-student learning ecosystem, wholesale capabilities and more. BNED is a company serving all who work to elevate their lives through education, supporting students, faculty and institutions as they make tomorrow a better, more inclusive and smarter world. For more information, visit www.bned.com.

Media Contact:	Investor Contact:
Carolyn J. Brown	Thomas D. Donohue
Senior Vice President	Executive Vice President
Corporate Communications and Public Affairs	Chief Financial Officer
Barnes & Noble Education, Inc.	Barnes & Noble Education, Inc.
(908) 991-2967	(908) 991-2966
cbrown@bned.com	tdonohue@bned.com

Forward-Looking Statements
This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and information relating to us and our business that are based on the beliefs of our management as well as assumptions made by and information currently available to our management. When used in this communication, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will,” “forecasts,” “projections,” and similar expressions, as they relate to us or our management, identify forward-looking statements. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Such statements reflect our current views with respect to future events, the outcome of which is subject to certain risks, including, among others: general competitive conditions, including actions our competitors and content providers may take to grow their businesses; a decline in college enrollment or decreased funding available for students; decisions by colleges and universities to outsource their physical and/or online bookstore operations or change the operation of their bookstores; implementation of our digital strategy may not result in the expected growth in our digital sales and/or profitability; risk that digital sales growth does not exceed the rate of investment spend; the performance of our online, digital and other initiatives, integration of and deployment of, additional products and services including new digital channels, and enhancements to higher education digital products, and the inability to achieve the expected cost savings; the risk of price reduction or change in format of course materials by publishers, which could negatively impact revenues and margin; the general economic environment and consumer spending patterns; decreased consumer demand for our products, low growth or declining sales; the strategic objectives, successful integration, anticipated synergies, and/or other expected potential benefits of various acquisitions may not be fully realized or may take longer than expected; the integration of the operations of various acquisitions into our own may also increase the risk of our internal controls being found ineffective; changes to purchase or rental terms, payment terms, return policies, the discount or margin on products or other terms with our suppliers; our ability to successfully implement our strategic initiatives including our ability to identify, compete for and execute upon additional acquisitions and strategic investments; risks associated with operation or performance of MBS Textbook Exchange, LLC’s point-of-sales systems that are sold to college bookstore customers; technological changes; risks associated with counterfeit and piracy of digital and print materials; our international operations could result in additional risks; our ability to attract and retain employees; risks associated with data privacy, information security and intellectual property; trends and challenges to our business and in the locations in which we have stores; non-renewal of managed bookstore, physical and/or online store contracts and higher-than-anticipated store closings; disruptions to our information technology systems, infrastructure and data due to computer malware, viruses, hacking and phishing attacks, resulting in harm to our business and results of operations; disruption of or interference with third party web service providers and our own proprietary technology; work stoppages or increases in labor costs; possible increases in shipping rates or interruptions in shipping service; product shortages, including decreases in the used textbook inventory supply associated with the implementation of publishers’ digital offerings and direct to student textbook consignment rental programs, as well as the risks associated with the impacts that public health crises may have on the ability of our suppliers to manufacture or source products, particularly from outside of the United States; changes in domestic and international laws or regulations, including U.S. tax reform, changes in tax rates, laws and regulations, as well as related guidance; enactment of laws or changes in enforcement practices which may restrict or prohibit our use of texts, emails, interest based online advertising, recurring billing or similar marketing and sales activities; the amount of our indebtedness and ability to comply with covenants applicable to any future debt financing; our ability to satisfy future capital and liquidity requirements; our ability to access the credit and capital markets at the times and in the amounts needed and on acceptable terms; adverse results from litigation, governmental investigations, tax-related proceedings, or audits; changes in accounting standards; and the other risks and uncertainties detailed in the section titled “Risk Factors” in Part I - Item 1A in our Annual Report on Form 10-K for the year ended April 27, 2019. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.